UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. 3)

                            Extra Space Storage Inc.
                     ---------------------------------------
                                 NAME OF ISSUER:


                         Common Stock (Par Value $ 0.01)
                     ---------------------------------------
                          TITLE OF CLASS OF SECURITIES


                                    30225T102
                      -------------------------------------
                                  CUSIP NUMBER


                                December 31, 2008
                     ---------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [x] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank AG*

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     3,995,500
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  8,018,010
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    8,018,010

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    9.38%

12. TYPE OF REPORTING PERSON

    FI

    * In accordance with Securities Exchange Act Release No. 39538 (January 12,
    1998), this amended filing reflects the securities beneficially owned by the Private Clients and Asset Management business group ("PCAM") of Deutsche Bank AG and its subsidiaries and affiliates (collectively, "DBAG"). This filing does not reflect securities, if any, beneficially owned by any other business group of DBAG. Consistent with Rule 13d-4 under the Securities Exchange Act of 1934 ("Act"), this filing shall not be construed as an admission that PCAM is, for purposes of Section 13(d) under the Act, the beneficial owner of any securities covered by the filing.

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Investment Management Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     890,150
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  890,150
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    890,150

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    1.04%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Bank Trust Company Americas

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     5,900
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  5,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.01%

12. TYPE OF REPORTING PERSON

    BK, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    RREEF America, L.L.C.

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware


NUMBER OF         5.       SOLE VOTING POWER
SHARES                     2,816,150
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  6,758,860
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    6,758,860

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    7.91%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    DWS Investments S.A., Luxembourg

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Germany

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     17,200
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  17,200
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    17,200

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.02%

12. TYPE OF REPORTING PERSON

    IA, CO

1.  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Deutsche Asset Management Australia Ltd

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
    (A) [ ]
    (B) [ ]

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Federal Republic of Australia

NUMBER OF         5.       SOLE VOTING POWER
SHARES                     266,100
BENEFICIALLY      6.       SHARED VOTING POWER
OWNED BY                   0
EACH              7.       SOLE DISPOSITIVE POWER
REPORTING                  345,900
PERSON WITH       8.       SHARED DISPOSITIVE POWER
                           0

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    345,900

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES

    [ ]

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.41%

12. TYPE OF REPORTING PERSON

    IA, CO

Item 1(a).        Name of Issuer:

                  Extra Space Storage Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  2795 East Cottonwood Parkway Suite 400
                  Salt Lake City, UT 84121

Item 2(a).        Name of Person Filing:

                  This statement is filed on behalf of Deutsche Bank AG ("Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  Theodor-Heuss-Allee 70
                  60468 Frankfurt am Main
                  Federal Republic of Germany

Item 2(c).        Citizenship:

                  The citizenship of the Reporting Person is set forth on the cover page.

Item 2(d).        Title of Class of Securities:

                  The title of the securities is common stock, $0.01 par value ("Common Stock").

Item 2(e).        CUSIP Number:

                  The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) [ ] Broker or dealer registered under section 15 of the
                          Act;

                  (b) [x] Bank as defined in section 3(a)(6) of the Act;

                          Deutsche Bank Trust Company Americas

                  (c) [ ] Insurance Company as defined in section 3(a)(19)
                          of the Act;

                  (d) [ ] Investment Company registered under section 8
                          of the Investment Company Act of 1940;

                  (e) [x] An investment adviser in accordance with Rule
                          13d- 1(b)(1)(ii)(E);

                          Deutsche Investment Management Americas

                          RREEF America, L.L.C

                          DWS Investments S.A., Luxembourg

                          Deutsche Asset Management Australia Ltd

                  (f) [ ] An employee benefit plan, or endowment fund in
                          accordance with Rule 13d-1 (b)(1)(ii)(F);

                  (g) [ ] Parent holding company or control person in
                          accordance with Rule 13d-1 (b)(1)(ii)(G);

                  (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

                  (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [X] A non-U.S. institution in accordance with Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).

                  (k) [ ] Group, in accordance with Rule 13d-1 (b)(1)(ii)(J).
..

Item 4.           Ownership.

                  (a) Amount beneficially owned:

                      The Reporting Person owns the amount of the Common Stock as set forth on the cover page.

                  (b) Percent of class:

                      The Reporting Person owns the percentage of the Common Stock as set forth on the cover page.

                  (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the vote:

                            The Reporting Person has the sole power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (ii)  shared power to vote or to direct the vote:

                            The Reporting Person has the shared power to vote or direct the vote of the Common Stock as set forth on the cover page.

                      (iii) sole power to dispose or to direct the disposition
                            of:

                            The Reporting Person has the sole power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

                      (iv) shared power to dispose or to direct the disposition of:

                            The Reporting Person has the shared power to dispose or direct the disposition of the Common Stock as set forth on the cover page.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Subsidiary                         Item 3 Classification

                  Deutsche Investment Management Americas  Investment Advisor

                  Deutsche Bank Trust Company Americas     Bank

                  RREEF America, L.L.C.                    Investment Advisor

                  Deutsche Asset Management Australia Ltd  Investment Advisor

                  DWS Investments S.A., Luxembourg         Investment Advsior

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

        By signing below I certify that, to the best of my knowledge and belief, the foreign regulatory scheme applicable to a bank organized under the laws of the Federal Republic of Germany is substantially comparable to the regulatory scheme applicable to the functionally equivalent U.S. institution. I also undertake to furnish to the Commission staff, upon request, information that would otherwise be disclosed in a Schedule 13D.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009






                                             Deutsche Bank AG

                                             By:  /s/ Jeffrey A. Ruiz
                                             Name:    Jeffrey A. Ruiz
                                             Title:   Director

                                             By:  /s/ Pasquale Antolino
                                             Name:    Pasquale Antolino
                                             Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009







                                         Deutsche Investment Management Americas

                                         By:  /s/ Jeffrey A. Ruiz
                                         Name:    Jeffrey A. Ruiz
                                         Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009






                                           Deutsche Bank Trust Company Americas

                                           By:  /s/ Jeffrey A. Ruiz
                                           Name:    Jeffrey A. Ruiz
                                           Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009





                                             RREEF America L.L.C.

                                             By:  /s/ Peter Pages
                                             Name:    Peter Pages
                                             Title:   Director

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009





                                          DWS Investments S.A., Luxembourg

                                          By:  /s/ Christian Dargatz
                                          Name:    Christian Dargatz
                                          Title:   Director

                                          By:  /s/ Jack Sturmhoefel
                                          Name:    Jack Sturmhoefel
                                          Title:   Assistant Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 11, 2009




                                         Deutsche Asset Management Australia Ltd


                                         By:  /s/ Anne Gardiner
                                         Name:    Anne Gardiner
                                         Title:   Director, Compliance

                                         By:  /s/ Michael Thomas
                                         Name:    Michael Thomas
                                         Title:   Vice President, Compliance